UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 2)*

SYSCO CORPORATION
(Name of Issuer)

Common Stock, par value $1.00 per share
(Title of Class of Securities)

871829107
(CUSIP Number)

Brian L. Schorr, Esq. Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, New York 10017 Tel. No.: (212) 451-3000
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 31, 2015
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The Information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Nelson Peltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,061,438
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,061,438
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,061,438
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.07%*
14	TYPE OF REPORTING PERSON IN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 (the “Form 10-K”).

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter W. May
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,061,438
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,061,438
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,061,438
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.07%*
14	TYPE OF REPORTING PERSON IN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Edward P. Garden
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,061,438
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,061,438
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,061,438
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.07%*
14	TYPE OF REPORTING PERSON IN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Fund Management, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3454182
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,061,438
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,061,438
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,061,438
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.07%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Fund Management GP, LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3454087
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,061,438
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,061,438
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,061,438
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.07%*
14	TYPE OF REPORTING PERSON OO
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Master Fund (ERISA), L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-0682467
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 372,314
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 372,314
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 372,314
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3453988
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,770,526
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,770,526
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,770,526
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.97%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Master Fund, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-0468601
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 12,196,725
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 12,196,725
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,196,725
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.05%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Parallel Fund I, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3694154
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 571,202
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 571,202
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,202
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.10%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-A, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 27-4180625
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,300,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,300,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,300,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.55%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Co-Investment Fund-A, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 36-4728074
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 649,500
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 649,500
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 649,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.11%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-N, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 80-0958490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 900,653
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 900,653
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 900,653
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.15%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 45-4929803
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,479,143
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,479,143
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,479,143
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.25%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-D, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-1108184
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 708,886
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 708,886
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 708,886
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.12%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Fund (Sub)-G, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 90-1035117
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 221,605
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 221,605
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 221,605
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON PN
_____________
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 46-5509975
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 600,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 600,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.10%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G III, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 47-2121971
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 410,990
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 410,990
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 410,990
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian Partners Co-Investment Opportunities Fund, Ltd. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-1207836
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,807,007
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,807,007
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,807,007
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.98%*
14	TYPE OF REPORTING PERSON OO
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

1	NAME OF REPORTING PERSON Trian SPV (Sub) XI, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 47-4614163
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,072,393
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,072,393
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,072,393
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.52%*
14	TYPE OF REPORTING PERSON PN
_______
*Calculated based on 594,917,977 shares of Common Stock outstanding as of August 13, 2015, as reported in the Issuer’s Form 10-K.

This Amendment No. 2 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on August 14, 2015, as amended by Amendment No. 1 (“Amendment No. 1”) filed on August 20, 2015 (as amended by Amendment No. 1, the “Schedule 13D”) relating to the Common Stock, par value $1.00 per share (the “Shares”), of Sysco Corporation, a Delaware corporation (the “Issuer”). The address of the principal executive office of the Issuer is 1390 Enclave Parkway, Houston, Texas 77077-2099.

Capitalized terms not defined herein shall have the meaning ascribed to them in the Schedule 13D.  Except as set forth herein, the Schedule 13D is unmodified.

Items 3, 4, 5 and 6 of the Schedule 13D are hereby amended and supplemented as follows:

Item 3.  Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following information:

On August 31, 2015, Trian Onshore, Trian Offshore, Strategic Fund-A, Co-Investment Fund and SPV XI exercised all of their respective Options to purchase Shares for an aggregate exercise price of $687,869,577. (See Schedule A to the Original Schedule 13D for additional detail regarding the Options.)  The source of funding for such transactions was the general working capital of Trian Onshore, Trian Offshore, Strategic Fund-A, Co-Investment Fund and SPV XI, respectively.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following information:

The purpose of the transactions effected on August 31, 2015 was to exercise Options held by Trian Onshore, Trian Offshore, Strategic Fund-A, Co-Investment Fund and SPV XI and acquire Shares of the Issuer.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following information:

(a) As of 4:00 pm, New York City time, on September 1, 2015, the Reporting Persons beneficially owned, in the aggregate, 42,061,438 Shares, representing approximately 7.07% of the Issuer’s outstanding Shares (calculated based on 594,917,977 Shares outstanding as of August 13, 2015, as reported in the Issuer’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015).  Such Shares include an aggregate of 41,411,938 Shares beneficially owned by the Reporting Persons through direct ownership of the Shares representing approximately 6.96% of the Issuer’s outstanding Shares, and an additional 649,500 Shares underlying the remaining Options held by the Reporting Persons representing approximately 0.11% of the Issuer’s outstanding Shares.

(c)  The transactions described in Item 3 herein, which are incorporated by reference into this Item 5(c), describe all of the transactions in the Shares and Options that were effected since the filing of Amendment No. 1 by the Reporting Persons, inclusive of all transactions effected through 4:00 p.m., New York City time, on September 1, 2015. The transactions described in Item 3 were affected in privately negotiated transactions with each Counterparty.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended and supplanted by adding the following information:

The disclosures in Items 3 and 5 above are incorporated herein by reference.

[INTENTIONALLY LEFT BLANK]

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2015

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND (ERISA) L.P.
By:	Trian Partners (ERISA) GP, L.P., its general partner

By:	Trian Partners (ERISA) General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC CO-INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Co-Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Co-Investment Fund-A General Partner LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-N, L.P.
By:	Trian Partners Strategic Investment Fund-N GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-N General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND II, L.P.
By:	Trian Partners Strategic Investment Fund II GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-II General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-D, L.P.
By:	Trian Partners Strategic Investment Fund-D GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-D General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS FUND (SUB)-G, L.P.
By:	Trian Partners Investment Fund-G GP, L.P., its general partner

By:	Trian Partners Investment Fund-G General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G II, L.P.
By:	Trian Partners Strategic Fund-G II GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G II General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G III, L.P.
By:	Trian Partners Strategic Fund-G III GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G III General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS CO-INVESTMENT OPPORTUNITIES FUND, LTD.

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Director

TRIAN SPV (SUB) XI, L.P.
By:	Trian Partners SPV XI GP, L.P., its general partner

By:	Trian Partners SPV XI General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

/s/NELSON PELTZ Nelson Peltz
/s/PETER W. MAY Peter W. May
/s/EDWARD P. GARDEN Edward P. Garden